Exhibit 3(i).1(2)

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

SCICLONE PHARMACEUTICALS, INC.

SciClone Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify as follows:

1. ARTICLE FOURTH, Section A, of the Corporation’s Amended and Restated Certificate of Incorporation presently reads as follows:

“A. The Corporation is authorized to issue two classes of stock to be designated respectively “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is eight-five million (85,000,000) shares. Seventy-five million (75,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($0.001). Ten million (10,000,000) shares shall be Preferred Stock, each having a par value of one tenth of one cent ($0.001).”

and is hereby amended and restated in its entirety to read as follows:

“A. The Corporation is authorized to issue two classes of stock to be designated respectively “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is one hundred and ten million (110,000,000) shares. One hundred million (100,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($0.001). Ten million (10,000,000) shares shall be Preferred Stock, each having a par value of one tenth of one cent ($0.001).”

2. The foregoing amendment has been duly approved by the Board of Directors of the Corporation in accordance with the provisions of Section 141 and 242 of the DGCL.

3. The foregoing amendment has been duly approved by the written consent of the stockholders in accordance with Sections 228 and 242 of the DGCL and the Corporation’s Amended and Restated Certificate of Incorporation.

4. The foregoing amendment shall be effective on and as of the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Amended and Restated Certificate of Incorporation to be signed by Friedhelm Blobel, Ph.D., President and Chief Executive Officer, this 30th day of June, 2011.

SciClone Pharmaceuticals, Inc.

By: /s/ Friedhelm Blobel.
Name: Friedhelm Blobel, Ph.D.
Title: President and Chief Executive Officer